UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CARDINAL FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARDINAL FINANCIAL CORPORATION

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Cardinal Financial Corporation (the “Company”), which will be held on April 20, 2007 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. At the meeting, one director will be elected for a term of one year and four directors will be elected for a term of three years each. Shareholders also will vote to ratify the appointment of KPMG LLP as the Company’s independent auditors for 2007.

Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please complete, sign, date and return promptly the form of proxy that is enclosed with this mailing, or follow the Internet instructions given to vote and submit your proxy. If you decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so, and your proxy will have no further effect.

The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the meeting.

Sincerely yours,
/s/ BERNARD H. CLINEBURG
BERNARD H. CLINEBURG
Chairman and Chief Executive Officer
McLean, Virginia
March 27, 2007

CARDINAL FINANCIAL CORPORATION

8270 Greensboro Drive
Suite 500
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 20, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting (the “Meeting”) of the holders of shares of common stock, par value $1.00 per share (“Common Stock”), of Cardinal Financial Corporation (the “Company”), will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on April 20, 2007 at 10:00 A.M., for the following purposes:

1.                To elect one director for a term of one year and four directors for a term of three years each, or until their successors are elected and qualify;

2.                To ratify the appointment of KPMG LLP as the Company’s independent auditors for 2007; and

3.                To transact such other business as may properly come before the Meeting.

Holders of shares of Common Stock of record at the close of business on March 6, 2007 will be entitled to vote at the Meeting.

You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Meeting. A postage-paid return envelope is enclosed for your convenience. You also have the ability to vote and submit your proxy via the Internet instructions included in this mailing.

If you are present at the Meeting, you may vote in person even if you have already returned your proxy.

This notice is given pursuant to direction of the Board of Directors.

/s/ JENNIFER L. DEACON
Jennifer L. Deacon
Secretary
McLean, Virginia
March 27, 2007

CARDINAL FINANCIAL CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
2007 ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 2007

This Proxy Statement is furnished to holders of common stock, par value $1.00 per share (“Common Stock”), of Cardinal Financial Corporation (the “Company”) in connection with the solicitation of proxies by our Board of Directors to be used at the 2007 Annual Meeting of Shareholders to be held on April 20, 2007 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, and at any adjournment thereof (the “Meeting”). At the Meeting, one director will be elected for a term of one year and four directors will be elected for a term of three years each. Shareholders also are being asked to ratify the appointment of KPMG LLP as our independent auditors for 2007.

Our principal executive offices are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102. The approximate date on which this Proxy Statement and the accompanying proxy card are being mailed to our shareholders is March 27, 2007.

The Board of Directors has fixed the close of business on March 6, 2007 as the record date (the “Record Date”) for the determination of the holders of shares of Common Stock entitled to receive notice of and to vote at the Meeting. At the close of business on the Record Date, there were 24,466,428 shares of Common Stock outstanding held by 646 shareholders of record. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Meeting.

As of February 28, 2007, our directors and executive officers and their affiliates, as a group, owned of record and beneficially a total of 3,508,527 shares of Common Stock, or approximately 13.37% of the shares of Common Stock outstanding on such date. Our directors, which include the nominees for election, and our executive officers have indicated an intention to vote their shares of Common Stock FOR the election of the nominees set forth on the enclosed proxy and FOR the ratification of KPMG LLP as our independent auditors for 2007.

A shareholder may abstain or (only with respect to the election of directors) withhold his vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.”  Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to us of such inability to vote, a broker nonvote will not be counted as voting in favor of or against the particular matter, or otherwise as a vote cast on the matter.

Our shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly to us in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by us will be voted for election of the directors nominated for election and for ratification of KPMG LLP as our independent auditors.

Shareholders can also deliver proxies by using the Internet. The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting over the Internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please follow the instructions enclosed with this Proxy Statement.

Any shareholder who executes a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us, by executing and delivering a substitute proxy dated as of a later date to us or by attending the Meeting and voting in person. If a shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered, so that it is received on or prior to the date of the Meeting, to Jennifer L. Deacon, Secretary, Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102.

We will pay all of the costs associated with this proxy solicitation. In addition, certain of the officers and employees of the Company or our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

OWNERSHIP OF COMPANY SECURITIES

Security Ownership of Directors and Executive Officers

The following table sets forth certain information, as of February 28, 2007, with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors (including the nominees for election to the Board of Directors), by each of the executive officers named in the “Summary Compensation Table” below and by all directors, nominees and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, nominee or executive officer can vest title in himself or herself at once or at some future time.

Name(1)	Common Stock Beneficially Owned(2)(3)	Exercisable Options Included in Beneficially Owned Common Stock(4)	Percentage of Class
B. G. Beck	138,344	7,750	*
William G. Buck	157,750	7,750	*
Bernard H. Clineburg(5)	1,106,257	960,426	4.35%
Sidney O. Dewberry	125,350	8,750	*
Michael A. Garcia	52,898	9,700	*
J. Hamilton Lambert	78,260	12,250	*
Alan G. Merten	825	—	*
William E. Peterson	196,050	8,750	*
James D. Russo	141,390	13,200	*
John H. Rust, Jr.	133,085	17,250	*
George P. Shafran	182,381	22,917	*
Alice M. Starr	59,950	8,200	*
Named Executive Officers
Christopher W. Bergstrom	111,790	86,000	*
Kendal E. Carson	29,030	15,000	*
Robert A. Cern	2,482	—	*
Kim C. Liddell	85,596	80,000	*
Mark A. Wendel	118	—	*
Current Directors and Executive Officers as a Group (24 persons)	3,508,527	1,783,443	13.37%

*                    Percentage of ownership is less than one percent of the outstanding shares of common stock.

(1)          The business address of each named person is c/o Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, VA 22102.

(2)          The number of shares of Common Stock shown in the table includes 89,011 shares held for certain directors and executive officers in our 401(k) plan as of February 28, 2007.

(3)          Certain of our directors and named executive officers participate in our deferred income plans. As of February 28, 2007, the number of shares of Common Stock deemed to be owned by certain directors and executive officers in such plans totals 187,176 and is not included in this column. The number of estimated shares in the deferred income plans for each director and named executive officer is as follows: Beck, 2,660 shares; Buck, 3,487 shares; Clineburg, 11,029 shares; Dewberry, 1,839 shares; Garcia, 2,151 shares; Lambert, 2,443 shares; Merten, 178 shares; Peterson, 1,482 shares; Russo, 15,464 shares; Rust, 1,081 shares; Shafran, 3,367 shares; Starr, 2,008 shares; Bergstrom, 1,789 shares;

Cern, 1,973 shares; Liddell, 5,482 shares; and Wendel, 303 shares. Mr. Carson does not participate in the deferred income plans.  Amounts are solely estimates for presentation purposes, as shares of Common Stock are only payable upon a distribution from the deferral plans.

(4)          The number of shares of Common Stock shown in the table includes shares that certain directors and executive officers have the right to acquire, or will obtain the right to acquire, through the exercise of stock options within 60 days following February 28, 2007.

(5)          Mr. Clineburg is also a named executive officer.

Security Ownership of Certain Beneficial Owners

As of February 28, 2007, we were not aware of any shareholder that beneficially owned five percent or more of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of shares of Common Stock. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file, and we assist these individuals in this process. Based upon a review of SEC Forms 3, 4, and 5 filed by these individuals, we report two late filings. Mr. Carson inadvertently filed late one report on Form 4 covering the purchases of shares of common stock in May 2006. Mr. Dewberry inadvertently filed one late report on Form 4 covering the purchases of shares of common stock in May 2006.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information on the Election of Directors

Under our Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. Normally, directors in only one class are elected each year, each for a three-year term on the Board. This year, the class of four directors whose terms expire in 2010 are up for election. In addition, Dr. Alan G. Merten, who was appointed to the Board of Directors in November 2006, is being presented to the shareholders for the first time, to be elected for a term of one year to the class of directors whose terms expire in 2008. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority.

The Board of Directors directed the Nominating Committee of the Board to select the nominees for election as directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable. The following information sets forth the names, ages, principal occupations and business experience for the past five years for all nominees and incumbent directors.

Nominees for Election for Terms Expiring in 2008

Alan G. Merten, 65, has been a director since November 2006. He has been the President of George Mason University since 1996. Mr. Merten serves on the Board of Directors of the Greater Washington Board of Trade, the Virginia Center for Innovative Technology, INOVA Health Systems, and Northern Virginia Technology Council and serves on the Board of Trustees of First Potomac Realty Trust and Legg Mason Partners Fund.

Nominees for Election for Terms Expiring in 2010

B. G. Beck, 70, has been a director since 2002. He has been Vice Chairman and director of L-1 Identity Solutions Inc., formerly Viisage Technologies, Inc., since 2004. He was President and Chief Executive Officer of Trans Digital Technologies from 1997 to 2004.

Michael A. Garcia, 47, has been a director since 2003. He is President and Owner of Mike Garcia Construction, Inc. in Woodbridge, Virginia. Mr. Garcia was a founding director of the Company’s subsidiary Cardinal Bank—Manassas/Prince William, N.A. in 1999 and became a director of Cardinal Bank when the two subsidiaries were merged in 2002.

J. Hamilton Lambert, 66, has been a director since 1999. Mr. Lambert is President of J. Hamilton Lambert and Associates, a consulting firm based in Fairfax, Virginia.

Alice M. Starr, 58, has been a director since 2001. She is President and CEO of Starr Strategies, a marketing and public relations consulting firm. She was Vice President of WEST*GROUP, a commercial real estate firm headquartered in McLean, Virginia, from 1988 to 2004.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent Directors Serving for Terms Expiring in 2008

William G. Buck, 60, has been a director since 2002.  Mr. Buck has been the President of William G. Buck & Associates, Inc., a real estate brokerage, development and property management firm in Arlington, Virginia, since 1976.

Sidney O. Dewberry, P.E., L.S., 79, has been a director since 2002. He is currently our Lead Director. Mr. Dewberry is Chairman and Founder of Dewberry, which includes Dewberry & Davis LLC, an architectural, engineering, planning, surveying and landscape architecture firm headquartered in Fairfax, Virginia.

William E. Peterson, 45, has been a director since 2003. He has been Principal and Officer of The Peterson Companies for the past 13 years. Mr. Peterson served as The Peterson Companies’ Chief Financial Officer from 1992 until 2001. In October 2001, he assumed the position of Chief Operating Officer of Peterson Management Company. In 2006, Mr. Peterson was elevated to the position of President of Peterson Management Company.

Incumbent Directors Serving for Terms Expiring in 2009

Bernard H. Clineburg, 58, has been a director since 2001. Mr. Clineburg is our Chairman and Chief Executive Officer. He was our President since his joining us in 2001 until March 2006. Mr. Clineburg, a local bank executive for more than thirty years, is the former Chairman, President and Chief Executive Officer of United Bank (formerly George Mason Bankshares).

James D. Russo, 60, has been a director since 1997. Mr. Russo has been the Managing Director of Potomac Consultants Group in Virginia since 2000, and the Executive Director of Finance of Advancis Pharmaceutical Corporation since 2001. Mr. Russo also serves on the board of directors of Lion, Inc., which provides online services connecting mortgage brokers with wholesale lenders and consumers.

John H. Rust, Jr., 59, has been a director since 1997. He is currently our Vice Chairman. Mr. Rust has been an attorney with the law firm of Rust & Rust in Fairfax, Virginia since March 2001. Mr. Rust was a member of the Virginia House of Delegates from 1980 to 1982 and 1997 to 2001.

George P. Shafran, 80, has been a director since 2000. Mr. Shafran is President of Geo. P. Shafran & Associates, Inc., a consulting firm in McLean, Virginia.

EXECUTIVE OFFICERS

Executive Officers

The following information sets forth the names, ages, principal occupations and business experience for the past five years for all executive officers. Such information with respect to Bernard H. Clineburg, our Chairman and Chief Executive Officer, is set forth above in the “Proposal 1—Election of Directors” section.

Christopher W. Bergstrom, 47, has been Regional President of Cardinal Bank since 2002 responsible for the commercial and retail development of our Prince William County region and our Chief Credit Officer since 2005. He was President and Chief Executive Officer of Cardinal Bank-Manassas/Prince William, N.A. from 1999 to 2002 when it merged with Cardinal Bank.

Robert E. Bradecamp, 53, has been Executive Vice President, Corporate Treasurer for Cardinal Bank since November 2004. From 1994 to 2004, he was employed by Riggs Bank, N.A. serving as Treasurer from 1996 to 2004 with duties that included interest rate risk management, liquidity management and portfolio management.

Kathleen Walsh Carr, 60, has been Regional President of Cardinal Bank, responsible for the commercial and retail development of our Washington, D.C. region, since January 2006. She has been serving as a director on the Federal Reserve Bank of Richmond’s Board of Directors since 2005. Prior to joining Cardinal Bank, she was the President and Chief Executive Officer of Abigail Adams National Bank from 1997 to 2005.

Kendal E. Carson, 50, has been our President since March 2006. He is also Senior Executive Vice President of Cardinal Bank. Mr. Carson is the former President and Chief Executive Officer of United Bank of Virginia, which is headquartered in Tysons Corner, and former Executive Vice President, United Bankshares, Inc., the holding company for United Bank of Virginia. He held these positions from February 2000 until his departure from United Bank in February 2006.

H. Ed Dean, 37, has been President of George Mason Mortgage, LLC (“George Mason”), a wholly owned subsidiary of Cardinal Bank, since 2004. He had previously been the Executive Vice President of George Mason since 1994.

Dennis M. Griffith, 58, has been the Executive Vice President of our real estate lending group since 2002.

Kim C. Liddell, 46, has been our Executive Vice President and Chief Operating Officer since December 2005. From March 2004 to November 2005, Mr. Liddell was our Executive Vice President and Chief Administrative Officer. From 2001 to 2004, Mr. Liddell was employed by two community banks, SequoiaBank in Bethesda and Planters Bank in Staunton, where he was Senior Vice President responsible for the Retail Banking, Marketing, Small Business Lending, and Mortgage Banking divisions.

D. Gene Merrill, 61, has been Chairman and Chief Executive Officer of George Mason since 2004. He had previously been the President and Chief Executive Officer of George Mason since 1993.

Elizabeth M. Piper/Bach, 55, has been President of Cardinal Trust and Investments, a division of Cardinal Bank, since February 2006. She has been Chief Investment Officer of Wilson/Bennett Capital Management, Inc., a subsidiary of the Company, since May 2006. Prior to her joining Cardinal, she was Senior Vice President, Chief Trust Officer and Chief Investment Officer for FBR National Trust Company from 2001 until Cardinal’s acquisition of its assets in February 2006.

F. Kevin Reynolds, 47, has been Regional President of Cardinal Bank since 1999 and was previously our Executive Vice President and Senior Lending Officer from 1998 to 1999. He is responsible for the commercial and retail development for our Fairfax County Region.

Rex W. Wagner, 51, has been the President and Chief Executive Officer of Cardinal Wealth Services, Inc., a subsidiary of the Company, since his joining us in 2003. Prior to joining Cardinal, he was with Raymond James and Associates as a branch manager for one of its retail brokerage offices.

Mark A. Wendel, 48, has been Executive Vice President and Chief Financial Officer since June 2006. He was previously the Chief Financial Officer of First Community Bancshares, Inc. from October 2005 until March 2006. From 2002 until October 2005, he was the Corporate Controller of BankAtlantic Bancorp.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that 10 of its 12 members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”), including the following: Messrs. Beck, Buck, Dewberry, Garcia, Lambert, Merten, Peterson, Russo and Shafran and Ms. Starr. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. See “Certain Relationships and Related Transactions” below for additional information on certain transactions with members of our Board of Directors. There were no other transactions, relationships or arrangements between the Company and any of our independent directors.

Code of Ethics

Our Code of Ethical Conduct applies to all of our directors, officers and employees (collectively, “Employees”). It is a standard for responsible and professional behavior that should serve as a guide for all business dealings. Our Code requires:

•       honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•       full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, regulatory organizations and the public;

•       compliance with applicable governmental laws, rules and regulations;

•       prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•       the exercise of due diligence to prevent and detect criminal conduct;

•       promotion of an organizational culture that encourages ethical conduct and a commitment to compliance with the law; and

•       accountability of adherence to the Code.

Ethical business conduct and compliance with all local, state and federal laws, rules and regulations are vital in maintaining the public’s trust and confidence. In all our endeavors, two fundamental principles will apply:

•       Employees will always place the interests of the Company and our clients first, and

•       Employees have the duty and obligation to make full disclosure of any situation in which his or her private interests conflict with those of the Company or our clients.

Each Employee is required to be aware of the principles in the Code, to adhere to its guidelines, and to seek assistance from senior management, supervisory personnel, or the Human Resources Department when any questions arise about the Code, or when a situation develops that may present a problem under the Code. Our Board of Directors exercises reasonable oversight with respect to the implementation and effectiveness of this Code. Our Code of Ethics can be found on our website at www.cardinalbank.com.

Meeting Attendance

Board and Committee Meetings

The Board of Directors holds regular meetings each year, including an annual meeting. During 2006, the Board of Directors held 12 regular meetings and no special meetings. Each director attended at least 75% of the 2006 meetings of the Board of Directors and its committees on which he or she served, with the exception of Mr. Beck.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. Sidney O. Dewberry serves as our Lead Director and oversees the meetings. The non-employee directors met three times during 2006.

Annual Meeting of Shareholders

We encourage the members of our Board of Directors to attend the Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, all of the directors were in attendance.

The Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Loan Committee, and a Trust Committee. We do not have a Nominating Committee, but the independent members of the Board of Directors handle the nominee selections process for the Board of Directors. All Committees met at various times in 2006. Specific information regarding the Audit Committee, the Compensation Committee and the nominations process is presented below.

Audit Committee

The Audit Committee consists of Mr. Russo, as Chairman, and Messrs. Beck, Lambert and Peterson and Ms. Starr. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with Nasdaq’s listing standards and the requirements of the SEC. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Russo qualifies as an “audit committee financial expert” as defined by regulations of the SEC.

The Audit Committee has adopted a charter, which provides guidance to the committee, the entire Board and the Company regarding its purposes, goals, responsibilities, functions and its evaluation. The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit. It reviews and accepts the reports of our independent auditors, internal auditor, and federal and state examiners. A copy of the charter was included as Exhibit A to our 2006 proxy statement. The Audit Committee met 10 times during the year ended December 31, 2006. Additional information with respect to the Audit Committee is discussed under “Audit Information” below.

Compensation Committee

The Compensation Committee consists of Mr. Shafran, as Chairman, and Messrs. Buck, Dewberry, and Lambert, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards. The Compensation Committee reviews senior management’s performance and compensation and reviews and sets guidelines for compensation of all employees. The Compensation Committee met four times during the year ended December 31, 2006.

The Compensation Committee has adopted a charter, which provides guidance to the Compensation Committee, the Board of Directors and the Company regarding the administration of the compensation programs and policies of the Company. The Compensation Committee is responsible for maintaining compensation policies that support our achievement of overall goals and objectives and that such policies are designed with full consideration of all of our accounting, tax, securities law, and regulatory requirements. The Compensation Committee charter is attached to the proxy statement as Exhibit A. Additional information with respect to the Compensation Committee is discussed under “Compensation Committee Report on Executive Compensation” below.

Nominations Process

The independent members of the Board of Directors (“Independent Directors”), in addition to other responsibilities assigned to these members, act as the nominating committee to the Board of Directors and facilitate the nomination process of for the Board of Directors,  These members are Mr. Dewberry, Lead Director, Messrs. Beck, Buck, Garcia, Lambert, Merten, Peterson, Russo and Shafran and Ms. Starr. The Board of Directors in its business judgment has determined that all members involved in the nominations process are independent as defined by Nasdaq’s listing standards. The Independent Directors select the nominees for election as directors. This committee is responsible for the selecting and recommending to the Board of Directors with respect to (i) nominees for election at the Annual Meeting of Shareholders and (ii) nominees to fill Board vacancies. The Independent Directors met three times during the year ended December 31, 2006. The Board of Directors does not have a charter that governs the nominations process.

In identifying potential nominees, the Independent Directors take into account such factors as it deems appropriate, including the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and Independent Directors and the need for specialized expertise. The Independent Directors consider candidates for Board membership suggested by its members and by management, and the independent members will also consider candidates suggested informally by a shareholder of the Company.

The Independent Directors believe that the following guidelines are the standards by which potential nominees should be evaluated:

•       the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•       the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•       the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•       the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

Shareholders entitled to vote for the election of directors may recommend candidates for the Independent Directors to consider formally in connection with an annual meeting. Information with respect to shareholder nominations is discussed under “Proposals for 2008 Annual Meeting” below.

Under the process used by us for selecting new candidates to the board of directors, the Independent Directors, along with the Chairman and Chief Executive Officer, identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Lead Director will initiate a search, working with staff support and seeking input from the board of directors and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Independent Directors. A determination is made as to whether members of the board have relationships with preferred candidates and can initiate contacts. At least one member of the Independent Directors, along with the Chairman and Chief Executive Officer, interviews prospective candidates. The Independent Directors meet to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Director Compensation

The following table shows the compensation earned by each of the directors for service as a director, during 2006. We did not make any stock-based awards or provide any incentive compensation to our directors during 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
B.G. Beck	12,000	3,404	—		15,404
William G. Buck	16,550	5,221	—		21,771
Bernard H. Clineburg	13,600	—	—		13,600
Sidney O. Dewberry	13,300	803	—		14,103
Michael A. Garcia	12,400	2,178	—		14,578
J. Hamilton Lambert	11,925	3,523	—		15,448
Alan G. Merten	—	—	—		—
William E. Peterson	12,700	814	—		13,514
James D. Russo	73,875	(4,922)	—		68,953
John H. Rust, Jr.	62,800	—	14,813	(3)	77,613
George P. Shafran	14,750	4,220	—		18,970
Alice M. Starr	9,900	2,845	—		12,745

(1)          The number of stock options outstanding at December 31, 2006 held by each member of the Board of Directors is 126,267. The number of stock options outstanding for each director is as follows:

Beck, 7,750; Buck, 7,750; Clineburg (granted to him in his capacity as a member of the Board of Directors) 9,750; Dewberry, 8,750; Garcia, 9,700; Lambert, 12,250; Peterson, 8,750; Russo, 13,200; Rust, 17,250; Shafran, 22,917; Starr, 8,200. Mr. Merten does not have any stock options. All options are granted with an exercise price equal to the Common Stock’s fair market value as of the date of each grant and vest immediately on the date of the grant.

(2)          The earnings represented are deemed earnings based on the participant’s contributions to our deferred income plans. The earnings are based on the performance of the deemed investments in selected investment options within the plans.

(3)          All other compensation for Mr. Rust includes $9,389 for his participation in our group health insurance plan paid by us and $5,424 for the use and maintenance of his company provided automobile and country club dues.

Each director is entitled to receive cash compensation for his or her service on the Board of Directors. Each director, with the exception of Alan G. Merten, who was appointed to the Board of Directors in November 2006 and ineligible to receive a retainer, received a retainer of $5,000 for his or her service on the Board of Directors for 2006. Each director is paid $400 for each Board meeting attended, $200 for each committee meeting attended, and $350 for each Executive Committee meeting attended. James D. Russo, in his capacity as Audit Committee Chairman, receives a retainer of $60,000 annually.

Each non-employee director can participate in our deferred income plan for non-employee directors. Under this plan, a non-employee director may elect to defer all or a portion of any director-related fees including retainers and fees for serving on board committees. Director deferrals are matched 50% by us, with a maximum match per director of $10,000 annually, and are vested immediately.

John H. Rust, Jr., the Vice Chairman of the Board, receives a salary of $50,000 annually to support his work with management on certain issues of the Company as they arise from time to time. Mr. Rust participates in our group health insurance plan, and we pay 100% of his insurance. Health insurance paid by us for the benefit of Mr. Rust for 2006 was $9,389. In addition, Mr. Rust received $5,424 in 2006 as other annual compensation for use and maintenance of his company provided automobile and country club dues.

Communications with the Board of Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Corporate Secretary will be forwarded to the specified party. The communication will not be screened and will be forwarded unopened to the intended recipient. Shareholder communications to the Board of Directors should be sent to:

Jennifer L. Deacon
Corporate Secretary
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interest of our shareholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual’s and the organization’s performance in achieving the organization’s goals and objectives, both financial (through certain targets such as credit quality, return on average assets and return on average equity) and non-financial (commitment to strategic growth, outstanding service and community involvement), and in helping to build value for our shareholders. Based on its evaluation of these factors, the Compensation Committee (the “Committee”) believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.

Compensation Program

The principal elements of the executive compensation program are base annual salary, short-term incentive compensation through annual cash bonuses, and long-term incentives through the grants of equity-based awards under the 2002 Equity Compensation Plan and participation in our deferred income plans. In addition, we provide our executives with benefits that are generally available to all of our salaried employees.

In considering compensation for the executive officers, we rely on compensation surveys and an evaluation of the officers’ level of responsibility and performance. Our compensation committee performs annually a strategic review of our executive officers’ cash compensation and stock and option holdings to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies within our industry. We used the following compensation surveys, which are industry standard, to assist in developing compensation for 2006: the SNL Executive Compensation Review, the Sheshunoff Bank Executive and Director Compensation Survey, and the Virginia Bankers Association’s Salary Survey of Virginia Banks. These surveys provide market data on compensation practices and programs based on an analysis of peer competitors and provides us with guidance on best industry practices. We believe that these are relevant and appropriate indicators of compensation paid by our competitors. The Committee also receives annual evaluations prepared by the Chief Executive Officer regarding the performance of our executive officers (other than the Chief Executive Officer).  For the Chief Executive Officer, the Compensation Committee annually discusses the performance of the Chief Executive Officer in relation to the overall financial and non-financial performance of the Company.

We view the three principal elements of our executive compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one element of compensation should negate or reduce compensation from other elements. We determine the appropriate level for each compensation element based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the survey data referred to above. We believe that stock option awards are the primary motivator in attracting and retaining executives, and that salary and cash bonuses are secondary considerations. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the need to tailor each individual executive’s compensation package to attract and retain that executive.

The Committee determined at its December 2006 meeting that the respective executive officers’ salaries, annual cash bonuses and stock options were at or near the median of executives with similar roles in companies within our industry. The Committee decided not to make material changes to the compensation levels of our executive officers for 2007 until our annual executive performance reviews, which will be conducted during the second quarter of 2007.

Components

Cash Compensation

Based on the salary surveys and the performance evaluations, we generally set base annual salaries for the executive officers in the median range of salaries contained in the various surveys for comparable positions. We believe this is at a level that enables us to hire and retain individuals in the banking/finance industry and satisfactorily rewards individual performance at a level that is within our overall strategic business goals. We also consider the annual salary base of executive officers in relation to our financial performance. While we have not established specific financial performance targets to be attained when considering specific levels of compensation, overall financial performance as compared to expectations of our financial performance are considered.

All named executive officers performance evaluations were graded as outstanding for 2005, and their salaries were increased in relation to their evaluation rating and in relation to peers in the banking/finance industry. Mr. Bergstrom’s annual base salary was increased to $185,000 for 2006 compared to $165,000 for 2005. Mr. Liddell’s annual base salary was increased to $205,000 for 2006 compared to $185,000 for 2005. Certain of our named executive officers have employment agreements with us, which are detailed below under “Annual Compensation of Executive Officers.”

The base salaries of Mr. Carson and Mr. Wendel, who joined us during the year, were set at levels commensurate with levels of peers at other financial institutions in our industry. Mr. Carson joined us in March 2006 as the President of our Company with an annual base salary of $250,000. Mr. Wendel joined us in June 2006 as Chief Financial Officer of our Company with an annual base salary of $185,000. We also considered information provided from the surveys listed above and the compensation they received from their prior employers.

The Committee evaluates the performance of the Chief Executive Officer based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Compensation Committee and Board of Directors. In addition, our Chief Executive Officer has an employment agreement with us which provides for a base salary and annual salary increases at the discretion of the Board of Directors. See “Annual Compensation of Executive Officers” for additional information on the Chief Executive Officer’s employment agreement. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, but his performance in 2005 was evaluated as outstanding, with significant progress being made on our corporate long-term strategy. Because of this evaluation, his annual base salary was increased to $350,000 for 2006 compared to $300,000 for 2005.

Short-Term Incentive Compensation

We annually review each executive officer’s performance and responsibility to assess the payment of short-term incentive compensation. We use the compensation surveys and take into consideration our performance relative to our peer group, taking into consideration profit growth, asset growth, return on equity, return on assets and shareholder value. No particular weight is given to each of these elements. Annual cash bonuses, which are discretionary, are given based upon the contribution of each executive officer’s participation in our growth and profitability.

The Committee approves annually during the fourth quarter an overall pool of discretionary annual cash bonuses to be awarded to all of our officers. The discretionary bonus pool is accumulated throughout the year and is based on our overall financial performance, including but not limited to profitability, return on assets, return on equity and credit quality. Certain members of the executive management team, along with the Chief Executive Officer, then allocate discretionary bonuses to officers, not including executive officers of the Company. The Chief Executive Officer prepares and recommends to the Committee the annual cash bonuses for executive officers (for other than for the Chief Executive Officer). The Committee reviewed the recommendations made by the Chief Executive Officer and approved the level of cash bonuses as presented. The levels of annual cash bonuses for 2006 decreased approximately 68% compared to the annual cash bonuses paid to executive officers for 2005. The decrease in this compensation resulted from our actual financial performance compared to expected financial performance for 2006. These amounts were paid during the first quarter of 2007.

The Committee also reviewed the Chief Executive Officer’s performance and responsibility to assess the payment of short-term incentive compensation. The Committee uses the compensation surveys mentioned above and takes into consideration our performance relative to its peer group, as measured by profit growth, asset growth, return on equity, return on assets and total return to shareholders. No particular weight is given to each of these elements. While all strategic objectives were met during 2006, our overall financial performance compared to expectations for 2006 were heavily considered in determining a cash bonus for 2006, and the Chief Executive Officer requested that no cash bonus be approved for him by the Committee for 2006. As a result, the Committee did not award a bonus to the Chief Executive Officer for 2006.

At the present time, we do not have any short-term incentive plans that award equity or cash compensation based on the achievement of selected performance targets.

Long-Term Incentive Compensation

Each year, we also consider the desirability of granting long-term incentive awards under our 2002 Equity Compensation Plan (the “Equity Plan”). The Equity Plan authorizes the granting of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards to our directors, eligible officers and our key employees. We believe that grants of options focus our executive management on building profitability and shareholder value. We note in particular our view that stock option grants afford a desirable long-term compensation method because they closely align the interests of management with those of our shareholders. To date, the Board of Directors has determined not to grant equity-based awards other than stock options, although they may choose to do so in the future.

In fixing the grants of stock options with the senior management group, other than the Chief Executive Officer, the Committee reviews with the Chief Executive Officer recommended individual awards, taking into account the respective scope of accountability and contributions of each member of the senior management group. The Committee considers these recommendations which are then approved by the Committee and ratified by our Board of Directors. No grants of options were approved by the Committee during 2006 based on the existing level of grants held by each executive officer and based on our financial performance for 2006.

Prior stock option awards to the Chief Executive Officer were fixed separately from the executive officer pool and were based, among other things, on the review of competitive compensation data from selected peer companies and information on his total compensation, as well as the Committee’s perception of his past and expected future contributions to our achievement of our long-term goals. As a result of our overall financial performance compared to expectations for 2006, the Chief Executive Officer recommended that no stock options be granted to him by the Committee for 2006. As a result, the Committee did not award stock options to the Chief Executive Officer for 2006.

Stock Option Grant Procedures

During 2007, we strengthened our formal written procedures for the granting of stock options. These new procedures were adopted to ensure our commitment to maintaining the highest level of ethical standards and were based on the best practices guidance as outlined by Institutional Shareholder Services. We have adopted a blackout period for the granting of stock options that coincides with our corporate insider blackout and trading policy. Grants of stock options only occur during periods when our insiders are allowed to trade our Common Stock under the guidelines of our trading policy. This ensures that grants of stock options do not occur when it is possible that the Board of Directors and executive officers know of material, nonpublic information. We have a fixed grant date schedule, as stock options are granted to selected officers upon their joining us on a quarterly basis during the month after an interim or year end reporting period, assuming we have not closed the insider trading “window.”

Stock options are granted with an exercise price equal to the Common Stock’s fair market value at the date of grant. Based on past practices, our outstanding stock options have different vesting periods. Director stock options have ten year terms and vest and become fully exercisable at the grant date. Certain employee stock options have ten year terms and vest and become fully exercisable after three years. Other employee stock options have ten year terms and vest and become fully exercisable in 20% annual increments beginning as of the grant date. In addition, we have granted stock options to our employees that have ten year terms and vest and become fully exercisable in 20% annual increments beginning after their first year of service. During 2005, certain stock options granted to employees had ten year terms and vested and became fully exercisable immediately.

Supplemental Executive Retirement Plans

We adopted a supplemental executive retirement plan for Mr. Clineburg effective October 2005 as provided for in his employment agreement. The plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to Mr. Clineburg. Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, or if a change in control of the Company occurs, the benefits vest immediately. Our expense related to the plan was $86,000 in 2006.

We are currently in the process of preparing a supplemental executive retirement plan for Mr. Carson. The Company has decided that his participation in the plan is appropriate for this level of executive management.

Executive Deferred Income Plan

We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the “Executive Deferral Plan”).  The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan.

Participants in the Executive Deferral Plan may elect from various investment funds, including a Company common stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

Mr. Clineburg and Mr. Carson receive other annual compensation for the use and maintenance of company owned automobiles and country club dues. Mr. Bergstrom receives other annual compensation for country club dues. Each of these benefits is included in their negotiated employment agreements with us. Country club memberships facilitate these executives’ roles as a Company representative in the communities we serve. We provide company owned automobiles to certain of our executive officers due to the amount of travel required as representatives of the Company.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors, which is composed of our non-employee directors listed below, is responsible for the development, oversight and implementation of our compensation program for executive officers, including the executive officers named in the Summary Compensation Table. In carrying out its responsibilities, the Compensation Committee annually reviews and establishes the compensation of our executive officers. The Compensation Committee recommends to the Board of Directors the annual salary levels and any bonuses to be paid to our executive officers. The Compensation Committee also makes recommendations to the Board of Directors regarding the issuance of stock options and other compensation related matters.

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage us in a manner to promote its growth and profitability and advance the interest of our shareholders. As such, the compensation program is designed to provide levels of compensation that are reflective of both the individual’s and our performance in achieving our goals and objectives. The Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of our executive officers with that of our shareholders. In 2006, the Compensation Committee established executive base salaries and approved annual cash bonuses to executive officers. There were no awards of long-term equity incentive awards to executive officers during 2006.

A discussion of the principles, objectives, components and determinations of the Compensation Committee with respect to executive compensation is included in the Compensation Discussion and Analysis above. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2006 and this Proxy Statement.

Compensation Committee

George P. Shafran, Chairman
Sidney O. Dewberry, Vice Chairman
William G. Buck
J. Hamilton Lambert

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2006 by (1) our chief executive officer, (2) each of our chief financial officers during 2006 and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2006. These individuals are collectively referred to as the “named executive officers.”  We did not make any stock awards or provide any non-equity plan compensation to the named executive officers in 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(10)(11)		Total ($)
Bernard H. Clineburg, Chairman and Chief Executive Officer	2006	350,000	—	(4)	37,750	63,286	(8)	16,090	(12)	467,126
Mark A. Wendel, EVP and Chief Financial Officer(1)	2006	96,058	22,500	(5)	137,141	—		7,790	(13)	263,489
Robert A. Cern, former EVP and Chief Financial Officer(2)	2006	162,785	—		—	7,588	(9)	5,015		175,388
Kendal E. Carson, President(3)	2006	205,613	60,000	(6)	456,741	—		11,679	(14)	734,033
Christopher W. Bergstrom, President and Chief Credit Officer	2006	178,010	35,000		6,498	9,505	(9)	16,535	(15)	245,548
Kim C. Liddell, EVP and Chief Operating Officer	2006	197,525	35,000		—	5,619	(9)	6,600		244,744

(1)          Mr. Wendel joined us on June 26, 2006 and at that time assumed the responsibilities as our principal financial officer.

(2)          Mr. Cern resigned from the Company on September 8, 2006.

(3)          Mr. Carson joined us on March 6, 2006.

(4)          Upon the request of Mr. Clineburg, the Compensation Committee did not approve a bonus for Mr. Clineburg for 2006.

(5)          Mr. Wendel’s bonus for 2006 includes a one time signing bonus of $7,500 which was paid upon his joining us.

(6)          Mr. Carson’s bonus for 2006 includes a one time signing bonus of $25,000 which was paid upon his joining us.

(7)          Certain of Messrs. Clineburg’s and Bergstrom’s stock option awards were modified during 2006 solely to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Specifically, the exercise price was increased to equal the fair market value of such shares as of the date of grant for those options that were earned and vested after January 1, 2005 as permitted by Section 409A. Such an amendment resulted in the deemed cancellation of the “old” option and the grant of a “replacement” option. The values disclosed for these grants are the incremental change in the grant date fair value of the modified stock option awards calculated using the Black-Scholes option pricing model. See “Grants of Plan-Based Awards” below for additional information on the calculation of the grant date fair value. Messrs. Carson and Wendel received grants of stock option awards upon their joining us in 2006.

(8)          Mr. Clineburg’s change in his earnings related to his supplemental executive retirement plan for 2006 was $11,065 and the change in his nonqualified deferred compensation earnings for 2006 was $52,221.

(9)          For each of Mr. Cern, Mr. Bergstrom, and Mr. Liddell, the amounts represent the change in their respective nonqualified deferred compensation earnings.

(10) Amounts presented represent total contributions to our 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (which are included under the “Salary” column) made by each executive officer to such plans.

(11) Messrs. Clineburg and Bergstrom will receive cash compensation during 2007 for the modification of their stock option awards as discussed in note 7 above. For each share of Common Stock underlying the option award that was modified, the employee will receive $0.87, the change between the original exercise price and the modified exercise price. Mr. Clineburg will receive a cash payment totaling $52,200, and Mr. Bergstrom will receive a cash payment totaling $5,220.

(12) Mr. Clineburg’s other compensation includes $5,000 in matching contributions made by us to his 401(k) plan, $8,683 for country club dues paid by us on behalf of Mr. Clineburg and $2,407 for his use of a company owed automobile.

(13) Mr. Wendel’s other compensation includes $7,790 in relocation expenses paid by us.

(14) Mr. Carson’s other compensation includes $4,375 in matching contributions made by us to his 401(k) plan, $3,993 for country club dues paid by us on behalf of Mr. Carson and $3,311 for his use of a company owned automobile.

(15) Mr. Bergstrom’s other compensation includes $6,600 in matching contributions made by us to his 401(k) plan and $9,935 for country club dues paid by us on behalf of Mr. Bergstrom.

The salary and bonus compensation for the named executive officers are representative of comparable levels within our industry. Annual discretionary cash bonuses and stock option awards are approved by the Compensation Committee and based on our overall financial performance as compared to expectations of financial performance. There are no set levels or targets of salary, annual discretionary cash bonuses and grants of stock options in relation to the total compensation package for each of the named executive officers.

Bernard H. Clineburg has an employment agreement with us. Mr. Clineburg’s agreement, which is dated as of February 12, 2002, provides for his services as our Chairman and Chief Executive Officer. The initial term of his agreement is three years and automatically renews for rolling three year periods not to exceed ten years from the commencement date.  The agreement also provides that Mr. Clineburg will serve as Chairman of the Executive Committee, a member or Chair of all of our Board Committees except the Audit Committee, and as a director or Chair of all of our subsidiaries’ boards of directors. Mr. Clineburg’s employment agreement provides for an annual base salary of $200,000 and includes annual salary increases at the discretion of the Board of Directors and provides bonuses at the discretion of the Board of Directors, in cash or in stock, or both. Under Mr. Clineburg’s employment agreement, he was granted an option to purchase 150,000 shares of our Common Stock, of which 130,000 are currently vested. The option to purchase the remaining 20,000 shares will vest on May 3, 2007. All options vest immediately if

Mr. Clineburg’s employment is terminated for any reason except for cause. All options granted under the employment agreement were awarded with an option exercise price equal to the value of the shares on May 3, 2002. In the event we terminate Mr. Clineburg’s agreement without cause, he will receive a lump-sum severance payment equal to one year’s annual salary and bonus. In the event Mr. Clineburg’s employment agreement is terminated after a change in control, he will receive a lump-sum severance payment equal to 2.99 times his average total compensation over the most recent five calendar year period of his employment with us prior to termination. See “Payments Upon Termination of Employment” below for additional information regarding Mr. Clineburg’s severance payments. Mr. Clineburg’s employment agreement includes a covenant not to compete with us for a period of one year from the date he is no longer employed by us. Mr. Clineburg is also able to participate in any employee benefit compensation plan we offer.

Each of Christopher W. Bergstrom and Kim C. Liddell has an employment agreement with us, which is terminable at will by either party. Mr. Bergstrom’s employment agreement is effective as of February 12, 2002. Mr. Liddell’s employment agreement is effective March 1, 2004. Each of these employment agreements provide for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, each employment agreement is subject to certain restrictive covenants in the event the officer voluntarily terminates his employment or is terminated for cause. Specifically, each officer is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for a certain period (12 months for Mr. Bergstrom, and six months for Mr. Liddell) following the date of termination. Mr. Bergstrom’s employment agreement provides for severance payments equal to 12 months of his current base salary in the event of termination without cause and 18 months of his current base salary in the event of a change in control. Mr. Liddell’s employment agreement provides for severance payments equal to six months of his current base salary in the event of termination without cause and 18 months of his current base salary in the event of a change in control. See “Payments Upon Termination of Employment” below for additional information regarding severance payments.

We are in the process of completing an employment agreement for Mr. Carson. The initial term of his agreement will be three years and will automatically renew for rolling one year periods not to exceed five years from the commencement date. The agreement will provide for an annual base salary, company provided automobile, payment by us of his country club dues, and eligibility to participate in our annual cash bonus plan and stock option plan as determined and approved by our Compensation Committee and Board of Directors. The agreement will also have a provision for change in control that is similar to the change in control provisions in other employment agreements the Company has with its executive officers. In addition, Mr. Carson will be eligible to participate in our supplemental executive retirement plan. The agreement will also provide for his eligibility to participate in all benefit plans that are generally available to our salaried employees.

We are in the process of completing an employment agreement for Mr. Wendel. His agreement will have similar terms as those provided to other executive officers of the Company. As an officer of the Company, he receives a base salary and is eligible to participate in our annual cash bonus plan and stock option plan as determined and approved by our Compensation Committee and Board of Directors. He is also eligible to participate in our deferred income plan and all other benefit plans that are generally available to our salaried employees.

Grants of Plan-Based Awards

The following table contains information concerning grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2006. We did not make any stock awards or any awards under an equity or non-equity performance based incentive plan to the named executive officers in 2006.

Name	Grant Date		All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Bernard H. Clineburg	5/3/2002	(1)	60,000	4.12
Mark A. Wendel	7/19/2006	(2)	25,000	11.16
Robert A. Cern	—		—	—
Kendal E. Carson	3/15/2006	(2)	75,000	12.54
Christopher W. Bergstrom	5/3/2002	(1)	6,000	4.12
Kim C. Liddell	—		—	—

(1)          On December 13, 2006, we amended the exercise price of certain options to acquire shares of our Common Stock that were granted to Messrs. Clineburg and Bergstrom on May 3, 2002 solely to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Specifically, the exercise price was increased to equal the fair market value of such shares as of the date of grant for those options that were earned and vested after January 1, 2005 as permitted by Section 409A. Such an amendment resulted in the deemed cancellation of the “old” option and the grant of a “replacement” option.

(2)          Mr. Wendel’s and Mr. Carson’s stock option grants were granted to them in connection with their commencement of employment with us.

Stock options were granted to Mr. Wendel and Mr. Carson upon their joining us in 2006. The stock options were granted with an exercise price equal to the Common Stock’s fair market value at the date of grant. Each of the stock options grants will vest 20% per year after the first year of service on the anniversary of the grant date.

The Black-Scholes option pricing model was used to determine the grant date fair value of the options granted during 2006. For Mr. Carson’s grant, the model assumes a volatility measure of 43.20%, a risk free interest rate of 4.69%, a dividend yield of 0.40% and an expected option life of 6.5 years. For Mr. Wendel’s grant, the model assumes a volatility measure of 43.20%, a risk free interest rate of 5.02%, a dividend yield of 0.40% and an expected option life of 6.5 years. The grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of a share of our Common Stock over the exercise price on the date the option is exercised.

For Messrs. Clineburg and Bergstrom, the stock option grants shown in the table represent a modification of their stock option grants dated May 3, 2002. The Black-Scholes option pricing model was used to determine the fair value of the modification of these stock options. For these grants, the variables used to determine the fair value of the modification were a volatility measure of 43.20%, a risk free interest rate of 4.55%, a dividend yield of 0.40% and an expected option life of 6.5 years.

Holdings of Stock Options

In the table below, we list information on the holdings of unexercised stock options as of December 31, 2006 for each of the named executive officers. We have not awarded shares of Common Stock to our named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Bernard H. Clineburg	86,000	—		3.25	05/03/2012
	40,000	20,000	(1)	4.12	05/03/2012
	41,000	10,000	(2)	4.60	01/29/2013
	120,000	30,000	(3)	5.25	03/26/2013
	150,000	—		8.28	01/14/2014
	200,000	—		10.73	02/04/2015
	280,676	—		8.89	05/18/2015
	2,750	—		11.15	12/14/2015
Mark A. Wendel	—	25,000	(4)	11.16	07/19/2016
Robert A. Cern	—	—		—	—
Kendal E. Carson	—	75,000	(5)	12.54	03/15/2016
Christopher W. Bergstrom	3,131	—		6.38	01/01/2009
	2,554	—		5.50	02/10/2010
	4,800	—		4.50	02/23/2011
	4,000	—		3.25	05/03/2012
	4,000	2,000	(6)	4.12	05/03/2012
	8,000	2,000	(7)	4.62	02/05/2013
	6,000	4,000	(8)	8.28	01/14/2014
	15,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	24,515	—		11.15	12/14/2015
Kim C. Liddell	10,000	—		9.59	03/31/2014
	20,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	40,000	—		11.15	12/14/2015

(1)          The option vests with respect to 20,000 additional shares on May 3, 2007 provided he remains employed with us.

(2)          The option vested with respect to 10,000 additional shares on February 5, 2007.

(3)          The option vests with respect to 30,000 additional shares on March 26, 2007 provided he remains employed with us.

(4)          The option vests annually with respect to 5,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date provided he remains employed with us.

(5)          The option vests annually with respect to 15,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date provided he remains employed with us.

(6)          The option vests with respect to 2,000 additional shares on May 3, 2007 provided he remains employed with us.

(7)          The option vested with respect to 2,000 additional shares on February 3, 2007.

(8)          The option vests annually with respect to 2,000 additional shares or 20% per year on the anniversary of the grant date provided he remains employed with us.

Option Exercises in Fiscal Year 2006

In the table below, we list information on the exercise of stock options during the year ended December 31, 2006 for Mr. Cern. None of the other named executive officers exercised any stock options during the year, and no stock awards vested during the year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert A. Cern	20,000	19,200

Supplemental Executive Retirement Plan

The following table sets forth information as of December 31, 2006 with respect to Mr. Clineburg’s participation in our supplemental executive retirement plan. No other named executive officers participate in our supplemental executive retirement plan, although we are currently in the process of preparing a plan for Mr. Carson.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Bernard H. Clineburg	Cardinal Financial Corporation Supplemental Executive Retirement Plan	2	232,364	None

(1)          The amount of the present value of the accumulated benefit of the supplemental executive retirement plan benefits assumes benefit payments begin at the normal retirement age and Mr. Clineburg’s current compensation level.

The Board of Directors adopted the Cardinal Financial Corporation Supplemental Executive Retirement Plan (the “Plan”), effective October 1, 2005, for the purpose of supplementing the retirement benefits payable under our tax-qualified plans. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan must be administered and construed in a manner that is consistent with that intent. The Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued thereunder.

Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, or if a change in control of the Company occurs, the benefits vest immediately. Upon our change in control, Mr. Clineburg will be entitled to an additional benefit equal to $10,000 per month for a period of 180 months, commencing on the first day of the month following the change in control. In addition, if Mr. Clineburg is involuntarily terminated without cause, the benefits vest immediately. If he retires prior to age 65, Mr. Clineburg will receive the vested portion of his benefit at the time of his early retirement. If Mr. Clineburg ceases to be an eligible employee or whose employment with us is terminated with cause, he shall immediately cease to be a participant in the plan and forfeit all rights under the plan.

Changes in Nonqualified Deferred Compensation

The following table shows the changes in the balance of the named executive officers’ nonqualified deferred income plans:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Bernard H. Clineburg	100,000	50,000	2,221	None	314,121
Mark A. Wendel	—	—	—	—	—
Robert A. Cern	27,850	13,925	(6,337)	None	43,917
Kendal E. Carson	—	—	—	—	—
Christopher W. Bergstrom	17,750	8,875	630	None	49,938
Kim C. Liddell	19,667	9,833	(4,214)	None	50,972

(1)          Amount of the contributions by us and earnings reported for 2006 were included in the Summary Compensation Table above.

We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the “Executive Deferral Plan”).  The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation, including salary and annual cash bonuses, for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan. Participants in the Executive Deferral Plan may elect from various investment funds, including a Company Common Stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

Each participant in the Executive Deferral Plan may annually elect to defer all or a portion of his or her compensation for the plan year. At a minimum, the deferral contribution cannot be less than five percent or $2,000. We provide a deemed match for each participant’s contribution that does not exceed the greater of 50% of the participant’s deferral or $50,000 per participant per year. This match is deemed invested in our Common Stock which vests after four years from the date of the participant’s contribution. The participant’s earnings in our deferred income plan are based on the performance of the participant’s deemed investments that he selected from the available investment options in the plan.

All distributions from the Executive Deferral Plan are made in cash, with the exception of those contributions deemed to be invested in our Common Stock, which are paid in shares of Common Stock in an amount equal to the number of whole shares of Common Stock credited to the participant’s account as of the date of the distribution. Any fractional shares are paid in cash. Automatic distributions occur if the participant dies or if the participant becomes disabled. At that time, any unvested portion of their match will vest immediately. If the participant terminates their employment with us, their vested balance will be distributed in lump sum, provided that the participant is not a key employee, in which case distribution will occur six months after their termination of service.

Payments Upon Termination of Employment

The following table shows potential payments to our named executive officers under existing employment agreements, plans or arrangements for various events involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2006 termination date and, where applicable, using the closing price of our Common Stock of $10.25 at December 31, 2006.

Name	Benefit	Involuntary Termination w/o Cause($)	Involuntary Termination w/o Cause after Change in Control ($)	Normal Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)
Bernard H. Clineburg	Severance Payment(1)	480,000	3,380,063	—	—	—	—
	Stock Options (unvested and accelerated)(2)	329,100	329,100	329,100	329,100	329,100	329,100
	Supplemental Executive Retirement Plan(3)	3,600,000	5,400,000	3,600,000	360,000	3,600,000	3,600,000
		(paid monthly over 180 months)	(paid monthly over 180 months)	(paid monthly over 180 months)	(paid monthly over 180 months)	(paid monthly over 180 months)	(paid monthly over 180 months)
	Matching Contributions in Deferred Income Plan(4)	—	103,794	103,794	—	103,794	103,794
	Total Value	4,409,100	9,212,957	4,032,894	689,100	4,032,894	4,032,894
		(a portion to be paid over 180 months)	(a portion to be paid over 180 months)	(a portion to be paid over 180 months)	(a portion to be paid over 180 months)	(a portion to be paid over 180 months)	(a portion to be paid over 180 months)
Mark A. Wendel(5)	None applicable.	—	—	—	—	—	—
Kendal E. Carson(6)	Severance Payment(7)	—	747,500	—	—	—	—
	Supplemental Executive Retirement Plan(8)	—	—	1,200,000	—	1,200,000	—
				(paid monthly over 120 months)		(paid monthly over 120 months)
	Total Value	—	747,500	1,200,000	—	1,200,000	—
Christopher W. Bergstrom	Severance Payment(9)	185,000	277,500	—	—	—	—
	Stock Options (unvested and accelerated)(2)	—	31,400	—	—	—	—
	Matching Contributions in Deferred Income Plan(4)	—	16,294	16,294	—	16,294	16,294
	Total Value	185,000	325,194	16,294	—	16,294	16,294
Kim C. Liddell	Severance Payment(10)	102,500	307,500	—	—	—	—
	Matching Contributions in Deferred Income Plan(4)	—	16,991	16,991	—	16,991	16,991
	Total Value	102,500	324,491	16,991	—	16,991	16,991

(1)                In the event Mr. Clineburg is terminated without cause, his employment agreement with us provides for a lump-sum severance payment equal to one year’s annual base salary plus the average of his bonuses paid in each calendar year prior to the year in which he was terminated. In the event of a change of control, Mr. Clineburg will receive a lump-sum severance payment equal to 2.99 times his average total compensation over the most recent five calendar year period of his employment with us prior to termination.

(2)                The payments relating to stock options represent the value of the unvested and accelerated stock options as of December 31, 2006, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2006.

(3)                As discussed earlier, upon retirement, Mr. Clineburg will be entitled to a retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, or if a change in control of the Company occurs, the benefits vest immediately. Upon our change in control, Mr. Clineburg will be entitled to an additional benefit equal of $10,000 per month for a period of 180 months, commencing on the first day of the month following the change in control. In addition, if Mr. Clineburg is involuntarily terminated without cause, the benefits vest immediately. If he retires prior to age 65, Mr. Clineburg will receive the vested portion of his benefit at the time of his early retirement.

(4)                Under our deferred income plan, matching contributions as well as the deemed earnings upon matching contributions fully vest upon death, disability, change of control or retirement.

(5)                Mr. Wendel has unvested options totaling 25,000 at December 31, 2006.  The exercise price of these options is greater than our closing price at December 31, 2006.

(6)                Mr. Carson has unvested options totaling 75,000 at December 31, 2006.  The exercise price of these options is greater than our closing price at December 31, 2006.

(7)                We are in the process of completing Mr. Carson’s employment agreement.  In accordance with his offer letter, he will receive a change of control severance payment equal to 2.99 times his annual salary.

(8)                We are in the process of completing Mr. Carson’s supplemental executive retirement plan. In accordance with his offer letter, Mr. Carson will be entitled to a retirement benefit equal to $10,000 per month payable for 120 months. If Mr. Carson dies prior to retirement, this benefit is vested immediately.

(9)                In the event that Mr. Bergstrom is terminated without cause, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. In the event of a change in control, Mr. Bergstrom will receive a lump-sum severance payment equal to 18 months of his current base salary.

(10)           In the event that Mr. Liddell is terminated without cause, his employment agreement with us provides for a lump-sum severance payment equal to six months of his current base salary. In the event of a change in control, Mr. Liddell will receive a lump-sum severance payment equal to 18 months of his current base salary.

Mr. Wendel and Mr. Carson do not have employment agreements with us, although we are in the process of completing an agreement for both.

Certain Relationships and Related Transactions

Some of our directors and officers are at present, as in the past, our banking customers. As such, we have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, at December 31, 2006 totaled approximately $40.5 million, or 28% of the bank’s equity capital at that date.

William E. Peterson, a director, is the manager and a 3.1% owner of Fairfax Corner Mixed Use, L.C. Fairfax Corner Mixed Use, L.C. owns a building in the Fairfax Corner shopping center and leases office space to George Mason. The lease commenced on July 1, 2002 and will terminate on June 30, 2007 without any option to extend. George Mason is currently in negotiations to renew the lease for another three-year term. The rent that George Mason pays to Fairfax Corner Mixed Use, L.C. ranges from $1.2 million to $1.5 million per year during the term of the lease. Rent payments totaled $1.2 million in 2006.

We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the board and/or committee meeting during the discussion and vote of the proposal.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS

Ratification of Independent Auditor

The Audit Committee of the Board of Directors has recommended the appointment of KPMG LLP as independent auditors to audit our financial statements for the year ending December 31, 2007 and has determined that it would be desirable to request that the shareholders ratify such appointment. KPMG LLP has acted as our auditors since 1997 and has reported on financial statements during that period. A representative from KPMG LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

A majority of the votes cast by holders of shares of Common Stock is required for the ratification of the appointment of the independent auditors.

If the appointment of KPMG LLP as our independent auditors is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year should it determine such a change would be the best interest of the Company and our shareholders. If the shareholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP but may proceed with the retention of KPMG LLP if it deems it to be in the best interest of the Company and our shareholders.

AUDIT INFORMATION

General

The five members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq and by regulations of the SEC. The Audit Committee operates under a written charter that the Board of Directors has adopted.

Fees of Independent Public Accountants

Audit Fees.   The aggregate amount of fees billed by KPMG LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, were $370,000 and $541,000, respectively.

Audit-Related Fees.   The aggregate amount of fees billed by KPMG LLP for professional services rendered for audit-related services was $93,000 and $89,000 for the fiscal years ended December 31, 2006 and 2005, respectively. During 2006, these services included the audit of our 401(k) Plan and Form 11-K consent, the review of our HUD reporting compliance, and the review of two Registration Statements on Form S-8 for our deferred income plans. During 2005, these services included the audit of our 401(k) Plan and Form 11-K consent, the review of our HUD reporting compliance and the review of the Prospectus and Registration Statement on Form S-1 for our public offering.

Tax Fees.   The aggregate amount of fees billed by KPMG LLP for professional services rendered in connection with the preparation of our tax returns for the fiscal years ended December 31, 2006 and 2005 were $36,000 and $21,000, respectively.

All Other Fees.   There were no fees billed by KPMG LLP for any services that are not already reported above.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committee that our independent auditor may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

Audit Committee Report

The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was included as Exhibit A to last year’s proxy statement. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for:

•       establishing and maintaining our internal control over financial reporting;

•       assessing the effectiveness of our internal control over financial reporting as of the end of each year;

•       the preparation, presentation and integrity of our consolidated financial statements; and

•       complying with laws and regulations and ethical business standards.

Our independent registered public accounting firm is responsible for:

•       performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

•       expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

•       expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for:

•       the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

•       monitoring, overseeing and reviewing our accounting and financial reporting processes.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2006 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified and supplemented. The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the firm’s independence from us. Moreover, the Audit Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent auditors.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to both the effectiveness of our internal control over financial reporting and management’s assessment thereof.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee
James D. Russo, Chairman
B.G. Beck
J. Hamilton Lambert
William E. Peterson
Alice M. Starr

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our 2006 Annual Report to Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 has been furnished to shareholders. Additional copies may be obtained by written request to the Secretary of the Company at the address indicated below. Such documents are not part of the proxy solicitation materials.

UPON RECEIPT OF A WRITTEN REQUEST OF ANY PERSON WHO, ON THE RECORD DATE, WAS RECORD OWNER OF COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE THE BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, WE WILL FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AND THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO JENNIFER L. DEACON, SECRETARY, CARDINAL FINANCIAL CORPORATION, AT 8270 GREENSBORO DRIVE, SUITE 500, MCLEAN, VIRGINIA 22102.

PROPOSALS FOR 2008 ANNUAL MEETING

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2008 annual meeting of shareholders must cause such proposal to be received,  in proper form, at our principal executive offices at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, no later than November 26, 2007 in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.

Our Bylaws also prescribe the procedures that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. Under the Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by us not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that, if fewer than 70 days’ notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. Assuming a date of April 18, 2008 for the 2008 annual meeting of shareholders, we must receive any notice of nomination or other business no later than February 18, 2008 and no earlier than January 19, 2008.

Our Bylaws require that the shareholder’s notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of the Company that are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee’s written consent to being named in a proxy statement as nominee and to serving as a director if elected). Our Bylaws further require that the shareholder’s notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder’s beneficial ownership of our capital stock. If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder’s nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of the Company. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to the Secretary of the Company.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

This Proxy Statement is given pursuant to direction of the Board of Directors.

/s/ JENNIFER L. DEACON
Jennifer L. Deacon
Secretary
McLean, Virginia
March 27, 2007

Exhibit A

CARDINAL FINANCIAL CORPORATION

COMPENSATION COMMITTEE CHARTER

Organization—The board of directors shall have a compensation committee composed of three or more outside directors who are independent of the management of the corporation, not employed by the organization, and are free of any relationship that would interfere with their exercise of independent judgment as a committee member.

Statement of Policy—The compensation committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community to ensure that the company’s officers, key executives, and board members are compensated in accordance with the company’s total compensation objectives and executive compensation policy. The committee shall advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives.

The compensation committee shall maintain free and open means of communication between the board of directors, the independent consultants, the internal human resources professionals, and the chief executive officer of the corporation.

Responsibilities—The compensation committee’s policies should remain flexible to react to changing conditions and to ensure the board of directors and shareholders that: (1) the achievement of the overall goals and objectives of the corporation can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program, and (2) the total compensation program and practices of the corporation are designed with full consideration of all accounting, tax, securities law, and regulatory requirements and are of the highest quality.

The compensation committee shall:

•       Assist the organization in defining an executive total compensation policy that (1) supports the organization’s overall business strategy and objectives, (2) attracts and retains key executives, (3) links total compensation with business objectives and organizational performance in good and bad times, and (4) provides competitive total compensation opportunities at a reasonable cost while enhancing shareholder value creation.

•       Act on behalf of the board of directors in setting executive compensation policy, administering compensation plans approved by the board of directors and shareholders, and making decisions or developing recommendations for the board of directors with respect to the compensation of company executives.

•       Approve the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), change in control provisions/agreements (if and when appropriate), benefits, and supplemental benefits of the chief executive officer, named executive officers as required under securities law, and other key executives of the organization.

•       Evaluate annually chief executive officer and other key executives’ compensation levels and payouts against (1) pre-established performance goals and objectives, and (2) an appropriate peer group.

•       Review and comment on the corporation’s strategic and financial plans to determine their relationship to the compensation program.

•       Review and assess performance target goals established before start of the plan year and determine when performance goals have been achieved at the end of the plan year.

A-1

•       Administer the compensation program for the chief executive officer, named executive officers, and other key executives and ensure consistency with executive compensation policy.

•       Review and recommend for approval new incentive plans to the board of directors that (1) are consistent with executive compensation policy, and (2) monitor the appropriateness of payouts under alternative business scenarios.

•       Review the retirement plans of the organization and determine any differences between plan objectives, needs, and current benefit levels, approve any amendments, and review the results of the retirement plan investments for compliance with organization policies, tax law, Employee Retirement Income Security Act of 1974

•       Review the group health care benefits provided against benefits provided by other organizations in the same industry, and evaluate the sharing of risk and funding for any self-administered benefits plans as well as the cost and effectiveness of plan administration.

•       Select independent compensation consultants to advise the compensation committee, when appropriate, while working with management and for the company

•       Review the management succession program. If succession responsibility is delegated to another committee, the compensation committee should coordinate closely with that committee.

•       Assume responsibility for determining outside directors’ pay components (retainers, fees, long term incentive plans, benefits, and perquisites).

•       Keep abreast of current developments in executive compensation outside the company.

The compensation committee must distinguish its oversight responsibility from involvement in the company’s day-to-day management and the conduct of any independent compensation reviews. The committee must not be considered an adversary of management, rather it is part of the corporation’s governance and oversight process.

The committee must work with management in accordance with its charter to demonstrate a clear relationship of pay levels to organization performance and returns to shareholders. The compensation committee will always be mindful of the fact that compensation structures not properly aligned with organizational objectives become a barrier to the organization’s effectiveness in delivering sustainable returns to shareholders.

A-2

[PROXY CARD]

Cardinal Financial Corporation

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Mark A. Wendel and Jennifer L. Deacon, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote on all matters as may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cardinal Financial Corporation, a Virginia corporation, to be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on Friday, April 20, 2007 at 10:00 A.M., local time, or any adjournments thereof, for the following purposes:

(Continued and to be dated and signed on other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

Annual Meeting of Shareholders of
CARDINAL FINANCIAL CORPORATION

April 20, 2007

Please Detach and Mail in the Envelope Provided

☒	Please mark your votes as in this example

	FOR nominees listed at right (except as written on the line below)	WITHHOLD AUTHORITY to vote for all nominees listed at right
1. To elect as directors the one person listed as a nominee for a term expiring in 2008 and the four persons listed as nominees for terms expiring in 2010.	☐	☐	Nominees: 2008 Alan G. Merten 2010 B.G. Beck Michael A. Garcia J. Hamilton Lambert Alice M. Starr

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) listed at right, write that nominee’s name on the space provided below.)

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for 2007.	☐	☐	☐

3.   To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

Signature	Signature	Printed Name
Dated: